Exhibit 99.2

October 25, 2013

Board of Directors

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Fidelity National Financial, Inc., relating to Class A Common Stock, par value $0.0001 (the “Registration Statement”) (Registration No. 333-190902)

Lady and Gentlemen:

Reference is made to our opinion letter, dated May 28, 2013 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Fidelity National Financial, Inc. (“FNF”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share, of Lender Processing Services, Inc. (the “Company”), of the Per Share Consideration (as such term is defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 28, 2013, by and among FNF, Lion Merger Sub, Inc., a subsidiary of FNF, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY – The Merger – Opinion of LPS’ Financial Advisors”, “THE MERGER – Background of the Merger”, “THE MERGER – LPS’ Reasons for the Merger; Recommendation of the LPS Board of Directors”, “THE MERGER – Certain LPS Financial Projections”, and “THE MERGER – Opinions of LPS’ Financial Advisors” and to the inclusion of the foregoing Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)